UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wiedenhaupt, Kurt
   2777 Walden Avenue
   Buffalo, NY  14225
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Precision Industries Inc.
   APR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   07/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President and CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Shares, $2/3 par val|07/28/|P   | |200               |A  |16.00      |                   |      |                           |
ue                         |98    |    | |                  |   |           |                   |      |                           |
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Common Shares, $2/3 par val|07/31/|P   | |300               |A  |15.9375    |19,922             |D     |                           |
ue                         |98    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Officers Stock Option |$17.50  |4/24/|A   | |7,185      |A  |*    |4/24/|Common Stock|7,185  |       |7,185       |D  |            |
                      |        |98   |    | |           |   |     |07   |            |       |       |            |   |            |
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Officers Stock Option |$17.50  |4/25/|A   | |192,815    |A  |**   |4/24/|Common Stock|192,815|       |192,815     |D  |            |
                      |        |98   |    | |           |   |     |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Options granted to reporting person become exercisable in an installment of 20% on the third anniversary from the date of the grant and the remainder being exercisable on the fourth anniversary of the date of
grant.
**Options granted the reporting person become exercisable in annual installments of 26%, 26%, 25% and 23% beginning on the first anniversary of the date of grant.
SIGNATURE OF REPORTING PERSON
/s/Kurt Wiedenhaupt by Deborah K. Pawlowski
DATE
08/07/98